Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 11, 2013, except for the effects of the 1 for 2 reverse stock split described in Note 16, as to which the date is June 11, 2013, relating to the financial statements and financial statement schedules of HD Supply Holdings, Inc., which appears in the Registration Statement on Form S-1, filed on April 11, 2013 and subsequently amended.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Atlanta, Georgia
July 2, 2013